Exhibit 10.9

This is a translation into English of the official Hebrew version of this Agreement. In the event of a conflict between the English and Hebrew texts, the Hebrew text shall prevail.

Agreement

Entered into and signed on 1 January 2018

Between:	Rafael Advanced Defense Systems Ltd.
P.C. 52-004218-5
P.O.B. 2250 Haifa, 31021
(“Rafael”)
of the first part;

And:	R-Jet Engineering Ltd.
P.C. 51-320637-5
1 Mohaliver Herzliya
(“R-Jet”)
of the second part;

And:	Turbo-Gas Clean Energy Company Ltd.
P.C. 51-508605-6
1 Mohaliver Herzliya
(“Turbo Gas”)

of the third part;

Whereas	R-Jet transferred to Turbo Gas the Transferred IP (as defined below) as specified in the deed of transfer of intellectual property attached hereto as Annex A (the “Deed of Transfer”); and

Whereas	Rafael and R-Jet have are engaged in a license agreement for the co-ownership of their joint intellectual property (the “License Agreement”); and

Whereas	the Transferred IP under the Deed of Transfer is subject to the License Agreement; and

Whereas	the parties wish to regulate in this agreement, the co-holding of the rights in the Transferred IP.

Now therefore it has been represented, agreed and stipulated by and between the parties as follows:

1.	Preamble

1.1	The preamble to this agreement constitutes an integral part hereof and one of its provisions.

1.2	Section headings are for convenience of reading only and shall not serve for the interpretation of the agreement.

2.	The parties’ representations

2.1	The parties hereby represent that they neither have nor are aware of any legal, economic or other impediment to the fulfillment of their undertakings under this agreement.

2.2	The parties hereby represent that all necessary resolutions have been adopted for the approval of this agreement.

2.3	R-Jet hereby represents that it has no claims against Rafael in connection with the Transferred IP under the Deed of Transfer.

3.	The engagement

‘The Transferred IP’ means any and all rights and powers arising therefrom or granted thereby, in connection with the intellectual property rights in the technology for the manufacture and operation of micro-turbines for electricity generation (including expander turbines) (“Micro-turbines”), as well as any related or similar technology for electricity generation by turbines only, up to a capacity of 500KW, and other than Micro-turbines: (a) for military purposes or uses; (b) for electric vehicles (on land, at sea, or in the air); (c) for aeronautical uses, including: intellectual property rights related to Micro-turbines, whether registrable or non-registrable, including rights in algorithms, binary code, computer programs, software, concepts, confidential information, firmware, data, copyrights, databases, designs, derivative works, discoveries, documents, file structures, formulas, ideas, improvements, industrial designs (whether registered or unregistered), information, innovations, inventions, integrated circuits, know-how, production data, topography of integrated circuits; materials; methods; moral rights; machine language; original literary works; patents; patent applications; patent rights (without derogating from the generality of the foregoing, including any and all continuation applications, divisional applications, reissues, re-examinations, and extensions); Service Inventions as defined in Section 132 of the Patents Law, 5727-1967, plans; processes; proprietary technology; research results; research records; semiconductor chips; software; source code; specifications; statistical models; techniques; trade secrets; technical information; and any equivalent right to any of the foregoing in any country and/or jurisdiction.

3.1	Limitation of use

3.1.1	Turbo Gas undertakes vis-à-vis Rafael that it shall not use any of the Transferred IP rights for military purposes.

3.1.2	Rafael undertakes vis-à-vis Turbo Gas that it shall not use any of the Transferred IP rights for civil purposes.

3.1.3	The parties undertake not to make any use of the Transferred IP that may be in conflict with the laws of the State of Israel and/or any other foreign country, or any other act that may impose any liability on any party or in any way impair the goodwill of such party.

3.2	Ownership of new know-how

3.2.1	Without derogating from the provisions of Section 3.1 above, insofar as Rafael develops new know-how in connection with the Transferred IP, Rafael shall have exclusive ownership of any and all intellectual property rights in connection with the said new know-how.

3.2.2	Without derogating from the provisions of Section 3.1 above, insofar as Turbo Gas develops new know-how in connection with the Transferred IP, Turbo Gas shall have exclusive ownership of any and all intellectual property rights in connection with the said new know-how.

4.	Transfer of intellectual property rights

4.1	The parties undertake that if they are requested to transfer the intellectual property rights held thereby (in whole or in part) to third parties, a condition for the transfer of such intellectual property, shall be the signing of such third party to whom the transfer is made, of an undertaking to comply with the terms and conditions of this License Agreement (including, but without derogating from the generality of the aforesaid, with respect to Sections 0 [sic.], 3.2 and 4).

4.2	By signing this agreement, Rafael gives its consent to the transfer of the Transferred IP in accordance with the Deed of Transfer.

5.	General

5.1	This agreement is not intended to grant rights of any kind to third parties, and it shall not be interpreted as a contract in favor of a third party.

5.2	This agreement shall be governed by the Israeli law only. The exclusive jurisdiction with respect to any dispute or conflict pertaining to this agreement, including its making or effect, shall be vested in the courts in the district of Tel Aviv-Jaffa.

5.3	This agreement, including its annexes, reflects and exhausts any and all agreements between the parties with respect to the Transferred IP, and upon the signing thereof, the parties revoke any written or oral representation, understanding or undertaking made between the parties or any one of them in connection with the granting of the Transferred IP prior to their signing. For the avoidance of doubt, this agreement shall not modify the terms and conditions of the License Agreement and the relations between Rafael and R-Jet, and in any event of a discrepancy between the provisions of this agreement and the provisions of the License Agreement, the provisions of the License Agreement shall prevail.

5.4	No conduct by any of the parties shall be deemed as a waiver of any of its rights under this agreement, or as a waiver or consent on its part, to any breach or non-fulfillment of any of the terms of the agreement, or as a modification, cancellation or addendum to any term unless made expressly and in writing.

5.5	A delay or refrainment by any of the parties from exercising or enforcing any of its rights under this agreement, shall not be deemed as a waiver or refrainment on its part, to use its rights in the future, and it shall be entitled to use all or part of its rights at any time it deems fit.

5.6	The parties’ rights or obligations under this agreement may not be assigned or endorsed other than with the prior written consent of all parties to this agreement.

5.7	Each party hereby waives any right of setoff or lien of any kind, and no party shall offset or withhold any claim it has against any amount due therefrom to another party.

5.8	No modification or addendum to this agreement shall be valid unless made in writing and signed by all parties to this agreement.

5.9	Each party and its advisors have reviewed the language of this agreement and its provisions, and contributed to its completion and therefore the interpretation against the drafter rule, within the meaning thereof in Section 25(b1) of the Contracts Law (General Part), 5733-1973, shall not apply in the interpretation of this agreement. The provisions and terms of this agreement shall be interpreted fairly with respect to each party and shall not be interpreted in favor or against any of the parties due to such party being responsible for the drafting and preparation of this agreement.

5.10	In the event that any of the provisions of this agreement, or its implementation in accordance with the agreement becomes or is declared by a competent court unlawful, void or unenforceable, the remainder of the agreement shall remain in full force and effect, and the implementation of such a provision on other parties and other circumstances shall be interpretated in a manner so as to give reasonable effect to the intention of the parties to this agreement. The parties agree to replace such void or unenforceable provision with a valid and enforceable provision that shall achieve, inasmuch as possible, the economic, business and other purposes of such void and unenforceable provision.

5.11	Any notice sent by one party of the agreement to another via registered post shall be deemed to have reached its destination three (3) business days after its delivery at the post office, and if delivered via courier, it shall be deemed as received on that same day, and if sent via e-mail during a business day and in standard working hours, it shall be deemed as received on the first business day thereafter.

In witness whereof, the parties have hereunto set their hands:

/s/ Rafael Advanced Defense Systems Ltd.	/s/ Turbo-Gas Clean Energy Company Ltd.
Rafael Advanced Defense Systems Ltd.	Turbo-Gas Clean Energy Company Ltd.

/s/ R-Jet Engineering Ltd.
R-Jet Engineering Ltd.

Annex A – Deed of Transfer of Intellectual Property Rights

Whereas	on 1 January 2018, a share purchase agreement was signed (the “Share Sale Agreement”) between R-Jet Engineering Ltd. P.C. 51-3206375-5 (the “Transferor”), Rafael Advanced Defense Systems Ltd. P.C. 52-004218-5 (“Rafael”), Turbo-Gas Clean Energy Company Ltd., P.C. 51-508605-6 (the “Transferee”), the Investor, Paris Holdings and Eco and the Purchasers (as these terms are defined in the Share Sale Agreement); and

Whereas	the Transferor co-holds the Intellectual Property (as defined below) with Rafael; and

Whereas	as a condition for the completion of the Share Sale Agreement, the Transferor is required to sign this deed of transfer and transfer the Intellectual Property (as defined below) to the Transferee such that the Transferee and Rafael, the Transferor, shall be the co-holders of such Intellectual Property; and

Whereas	the Transferee wishes to receive any and all rights in the Transferor’s intellectual property such that the Transferee and Rafael, the transferor, shall be the co-holders of such Intellectual Property.

Therefore, in consideration for ILS 1,500,000 plus VAT (the “Consideration”), which shall be paid by the Transferee to the Transferor, the Transferor transfers to the Transferee any and all rights that the Transferor holds or may hold in the Intellectual Property and in connection therewith, insofar as it holds such rights (the “Transferred Rights”), including any and all rights and powers arising therefrom or granted thereby, and any and all applications for the registration of intellectual property in respect of the Transferred Rights that were submitted or that may be submitted in the future in any country or jurisdiction, and any divisional and renewal applications and any continuation applications deriving therefrom, together with any and all preemptive rights that the Transferor holds or may hold in connection with the Transferred Rights, and any registration that shall be given for the Transferred Rights or for such applications, such that the Intellectual Property (and the rights transferred thereunder) shall be co-held between Rafael and the Transferee.

And the Transferor hereby authorizes and requests from the Israel Patent, Designs and Trademarks Office, and from any equivalent authority in any other country or jurisdiction, whose function is to issue and record registrations in respect of any application for the registration of the Transferred Rights, to issue and record the foregoing in favor of and in the name of the Transferee, in accordance with the terms of this deed, all at the expense of the Transferee.

And the Transferor hereby represents that it did not engage and undertakes that it will not engage in any agreement that is in conflict with this Deed of Transfer.

“Intellectual Property” for purposes of this document, is any and all intellectual property rights in the technology for the manufacture and operation of micro-turbines for electricity generation (including expander turbines) (“Micro-turbines”), as well as any related or similar technology for electricity generation by turbines only, up to a capacity of 500KW, and other than Micro-turbines: (a) for military purposes or uses; (b) for electric vehicles (on land, at sea, or in the air); (c) for aeronautical uses, including as defined in the Share Sale Agreement and including: intellectual property rights related to Micro-turbines, whether registrable or non-registrable, including rights in algorithms, binary code, computer programs, software, concepts, confidential information, firmware, data, copyrights, databases, designs, derivative works, discoveries, documents, file structures, formulas, ideas, improvements, industrial designs (whether registered or unregistered), information, innovations, inventions, integrated circuits, know-how, production data, topography of integrated circuits; materials; methods; moral rights; machine language; original literary works; patents; patent applications; patent rights (without derogating from the generality of the foregoing, including any and all continuation applications, divisional applications, reissues, re-examinations or extensions); Service Inventions as defined in Section 132 of the Patents Law, 5727-1967, plans; processes; proprietary technology; research results; research records; semiconductor chips; software; source code; specifications; statistical models; techniques; trade secrets; technical information; and any equivalent right to any of the foregoing in any country and/or jurisdiction.

The Transferor hereby represents that it is not entitled to any additional consideration for the transfer of rights as provided in this Deed of Transfer over and above the Consideration it received from the Transferee in accordance with the terms and conditions of the Share Sale Agreement, and that its signing of this deed constitutes an express waiver of any right it may have pursuant to Section 134 of the Patents Law, 5727-1967.

/s/ R-Jet Engineering Ltd.
R-Jet Engineering Ltd.